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                            FIRST AMENDED AND RESTATED               Exhibit 6.3
                              CONSULTING AGREEMENT                   -----------

         THIS FIRST AMENDED AND RESTATED AGREEMENT made this 8th day of August, 1997, by and between MEDIA DROP-IN PRODUCTIONS, INC. a Delaware corporation, ("MDI") and 1010 PRODUCTIONS, INC. ("Consultant").

                                    RECITALS

         WHEREAS, MDI is a corporation which desires to engage in the audio and video recording supply and lottery and lodging promotion business (the "Business"); and

         WHEREAS, Consultant is knowledgeable regarding the Business as a result of prior service with MDI; and

         WHEREAS, Consultant is willing to act as a consultant for MDI, and MDI desires the service of Consultant as a consultant, upon the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MDI and Consultant agree as follows:

         1. Consulting Services. MDI hereby contracts for the services of Consultant, as an independent contractor consultant, and Consultant agrees to render such services, upon the terms and conditions herein contained. Nothing herein contained shall require Consultant to maintain any fixed schedule or minimum number of hours of work. The services to be rendered by Consultant are as follows:

                  (a) During the term of this Agreement (as defined in Paragraph 2 below) Consultant shall perform the following services: (i) Consultant shall be available at reasonable times for purposes of telephonic consultation with MDI, its officers and directors,, with regard to the management and marketing of the business of MDI and such other areas as MDI may request; (ii) when reasonably requested, Consultant shall participate in meetings with the management or the customers or suppliers of MDI, (iii) if requested by MDI, Consultant shall attend the trade shows listed on Exhibit A, attached hereto and incorporated herein and such other trade shows in which MDI participates, at the expense of MDI, including Consultant's transportation, lodging and meal expenses; and (iv) Consultant shall use reasonable efforts to maintain contacts in the lottery industry which it has developed during prior service to MDI by attendance at trade shows listed on Exhibit A, making sales calls to said contacts and correspondence with said contacts.

         In carrying out the foregoing, Consultant shall use its best efforts to further MDI's interest and not to in any way, directly or indirectly, injure the reputation of MDI.


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                  (b) Consultant shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties imposed upon Consultant under this Agreement.

                  (c) Consultant shall have no authority to enter into any contracts binding upon MDI, which would create any obligations on the part of MDI, except as may be specifically authorized by MDI..

                  (d) During the term of this Agreement, Consultant shall not engage and/or perform services of any nature in any capacity for any person, corporation, partnership or other entity in the Business, provided that the foregoing shall not in any way restrict or prohibit Consultant from engaging in any other consulting services, employment or other gainful activity outside of the Business.

                  (e) During the term of this Agreement, Consultant shall make available Linda Kesterson-Saferin to provide the services to be performed under this Agreement.

         2. Term. This Agreement shall be binding and fully enforceable against the parties immediately upon the execution hereof. The term of this Agreement (the "Term") shall be for a period commencing on August 1, 1994 and this Agreement shall terminate on February 29, 2,000 and shall be renewable by Consultant for two additional one (1) year periods, upon thirty (30) days prior written notice by Consultant. After the two (2) renewal terms described above, this Agreement shall automatically renew from year to year, unless either party gives the other written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the original term or any annual renewal.

         3. Compensation.

                  (a) Consulting Fee. For the consulting services to be rendered hereunder, MDI shall pay to Consultant during the period from the date hereof through February 28, 1998, a consulting fee in the amount of Ninety-Six Thousand Dollars ($96,000.00) payable in equal semi monthly installments of Four Thousand Dollars ($4,000.00). On March 1, 1998 and on each anniversary thereafter, the consulting fee shall be increased to an amount equal to the greater of (i) the salary payable in the previous year increased by five percent (5%) or (ii) the consulting fee payable in the previous year multiplied by a fraction, the numerator of which shall be the Consumer Price Index (the "CPI") as of the last day of the previous twelve (12) month period and the denominator of which shall be the CPI as of the last day of the second previous twelve (12) month period (except that to determine the denominator for the adjustment for the second year of this Agreement, the denominator shall be the CPI as of the date of the Agreement). In no event, however, shall the consulting fee be increased by more than ten percent (10%) over the consulting fee for the then immediately preceding year. The adjusted consulting fee thereby established shall continue in effect as the consulting fee until again adjusted as herein provided. As used herein, the term "Consumer Price Index" or "CPI" shall mean the Consumer Price Index for All Urban Consumers



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("CPI-U"), Hartford, Connecticut, all items (1982-1984 = 100) issued and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that CPI-U ceases to use a 1982-1984 base rate of 100 as a basis for calculation, or if substantial changes made in the terms or number of items contained in CPI-U, then CPI-U shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-U is in effect as of the date of this Lease not been altered. If CPI-U is not available, the term Consumer Price Index shall mean (i) a successor or substitute index to CPI-U, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication selected by Employer evaluating the information theretofore used in determining CPI-U. The Employer and Employee may, from time to time, reflect increases and decreases in the Employee's compensation as may be mutually agreed upon, in accordance with the foregoing, by evidencing such change in writing signed by both parties.

                  (b) Consultant Expenses. MDI shall be responsible for all reasonable expenses of Consultant in connection with the performance of services under this Agreement. Consultant shall be reimbursed by MDI for out-of-pocket expenses within thirty (30) days after submission of invoices therefore by Consultant to MDI. In addition, MDI shall pay to Consultant an automobile allowance in the amount of One Thousand Dollars ($1,000.00) per month.

         4. Independent Contractor Status. Consultant shall perform services for MDI pursuant to this Agreement as an Independent Contractor and will not for any purposes be treated as an employee with respect to such services, including for purposes of federal and/or state taxes. Consultant will pay its self-employment and any and all income taxes and other taxes of any type or description whatsoever without withholding or contribution by MDI. Accordingly, it is recognized by both parties that there will be no withholding by MDI of any FICA, FUTA or Federal or State income taxes, unless such withholding is required under any existing or future internal revenue law with respect to payments to independent contractors. Additionally, Consultant acknowledges that it shall not be entitled to fringe benefits of any nature, as a result of her serving as a Consultant pursuant to the terms of this Agreement, including, but not limited, pension benefits, life insurance, health insurance, paid vacation, use of company vehicles, or any other benefits similarly offered by MDI to its employees. Consultant is under the control of MDI as to the result of Consultant's work only and not as to the means by which such results are accomplished. This Agreement shall not be construed as a partnership and neither party hereto shall be liable for any obligation incurred by the other except as provided elsewhere herein.

         5. Records of MDI. Consultant, during the Term of this Agreement, may work on and be consulted with respect to matters for customers of MDI. All such matters are highly confidential. Consultant understands and agrees that Consultant shall acquire no rights to any of this information. All records, notes, memoranda, files, financial statements, client and customer lists, brochures, documents and all other similar material relating to MDI or its business or those of its customers shall remain and be deemed to be the property of MDI. Consultant shall promptly return any originals and all copies of the Records to MDI upon request. Upon the termination of this Agreement



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for whatever reason, Consultant shall promptly deliver to MDI the records in its possession or delivered to or otherwise acquired by her concerning MDI or its clients.

         6. Non-Disclosure. Except with the prior written consent of MDI, which consent is within the sole discretion of MDI, Consultant agrees that it will not directly or indirectly, during or after the Term of this Agreement, disclose or reveal (except as Consultant is required to disclose by court order, summons, subpoena or similar process of law or to Consultant's attorney in connection with the foregoing) to or use for itself or others, the confidential information of MDI or its customers including, but not limited to proprietary information, secrets, the lists of MDI's customers, the lists of employees of MDI, any secret or confidential information or data regarding the business of MDI, any secret or confidential information or data concerning the customers or prospective customers of MDI. Such business methods and secrets shall include but are not limited to programs, data systems, processes, computer programs, computer systems, equipment and configurations, financial information, pricing policies, names of employees, names of customers, any information contained on any Records and all other business knowledge and techniques of MDI.

         7. Indemnification. Consultant agrees to indemnify, save and hold MDI and its officers, directors and stockholders harmless from any and all claims and damages which may arise out of or result from or in connection with any breach by Consultant of the provisions herein, including, but not limited to MDI's reasonable attorney's fees and litigation and legal expenses, if MDI shall prevail in such litigation, provided that if Consultant shall prevail in such litigation, then MDI shall pay Consultant's reasonable attorney's fees and litigation and legal expenses. For purposes of the obligations of Consultant set forth in Paragraph 1 hereof, Consultant shall not be deemed to be in breach of such obligations, unless MDI shall have given Consultant written notice of the nature of such breach, and Consultant shall have failed to cure the breach within fifteen (15) days after receipt of such written notice. MDI shall be entitled to set-off against the payments due to Consultant under Paragraph 3 hereof, any amounts due from Consultant under this Paragraph 7.

         8. Termination.

                  (a) MDI shall have the right to terminate this Agreement for "good cause" upon the occurrence of any one of the following conditions or events:

                           (i) By the death or disability of the Consultant;

                           (ii) In the event the Consultant shall fail or refuse
to faithfully or diligent perform the provisions of this Agreement and such failure is not corrected within thirty (30) days of written notice from MDI;

                           (iii) In the event that the Consultant is convicted
of a felony;

                           (iv) The withholding by Consultant of any fees or
income rightfully belonging to MDI.

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         For the purposes of said subsection (a)(i) above, "disability" shall mean a physical or mental illness, which results in Employee not being able to carry out her duties under this Agreement for a period of six (6) consecutive months. As of the date of termination, MDI shall be responsible to pay to Consultant only such fees and expenses due Consultant prior to the date of termination and MDI shall have no further obligations to Consultant.

                  (b) Consultant shall have the right to terminate this Agreement, in its sole discretion upon ninety (90) days prior written notice (the "Termination Date") of termination to MDI. In such event, MDI shall pay Consultant any fees and expenses due to Consultant through the Termination Date within ten (10) days following the termination date.

                           (i) Consultant shall have the right to terminate
this Agreement at any time for "good reason" upon not less than thirty (30) days prior written notice to MDI specifying in reasonable detail the reason therefore. For purposes of this Section 9., "good reason" means any of the following:

                                    ((a)) The failure of MDI, within ten (10)
business days after the Consultant has provided written notice to the Board of Directors of MDI (with a copy to the President of Command Entertainment, Inc.) requesting any payment of fees or reimbursable expenses due and owing to the Consultant hereunder, to make said payment to the Consultant.

                                    ((b)) MDI requires the Consultant to be
based at any office or location more than twenty-five (25) miles from the office at which Consultant is based as of the date of this Agreement, except for travel reasonably required in the performance and discharge of the Consultant's tasks and duties hereunder, and unless MDI and Consultant agree that such requirement shall not constitute "good reason";

                                    ((c)) Any failure by MDI Entertainment, Inc.
("Parent") to obtain the assumption of this Agreement by any successor of Parent;

                                    ((d)) Any material change by MDI in the
Consultant's function, duties, or responsibilities from those contemplated herein, without the prior written consent of the Consultant;

                                    ((e)) Any pattern or practice of harassment
or other conduct by the Board of Directors or senior management of MDI or Parent intended to provoke the Consultant's resignation, or which modifies in any material adverse respect the manner in which the business of MDI is operated from the manner in which MDI's business has been operated prior to the date hereof;

                  (c) In the event that, on or before February 28, 2002, MDI terminates the Consultant's services without "good cause" or Consultant terminates the Agreement for "good



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reason", MDI shall pay to the Consultant or, in the event of the Consultant's death subsequent to the date of termination or resignation, to the Consultant's estate, in addition to the fees and reasonable expenses to Consultant prior to the date of termination (computed pro rata through the date of termination), an amount equal to the present value sum of the consulting fee fixed at the consulting fee rate on the date of termination or resignation which the Consultant would have received through February 28, 2002 had her services not been terminated or had she not resigned ("Present Value Amount"). The Present Value Amount shall be payable in twelve (12) consecutive, equal monthly payments commencing on the fifteenth (15th) day of the month immediately following the month in which the termination or resignation occurred. In determining the present value amount, a discount factor equal to the prime rate as published in The Wall Street Journal shall be used.

         9. Default. MDI shall not be deemed to be in default of any of its obligations to Consultant hereunder, unless and until Consultant shall have given MDI written notice thereof and MDI fails to cure such default within fifteen (15) days after receipt of such written notice.

         10. Remedies. Consultant acknowledges that violation of any of the agreements or covenants contained herein could cause irreparable injury to MDI and there may be no adequate remedy at law for such violation. In the event of a breach by Consultant of the provisions of this Agreement, MDI shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin Consultant or any of Consultant's representatives, agents, employees of Consultant or the employer of Consultant, in a court of equity from violating any of the provisions hereof.

         This Subsection shall not be construed to limit in any manner whatsoever any other rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

         11. Miscellaneous.

                  (a) This Agreement shall be binding upon and the benefits shall inure to the heirs, successors and assigns of the parties hereto, subject to Paragraph 13 (c) below.

                  (b) All notices provided for under this Agreement shall be in writing and shall be sufficient if sent by certified mail to the following listed addresses of the parties hereto or to such other address as shall be designed in writing to the other party:

         MDI:           c/o Steven M. Saferin, President
                        201 Ann Street
                        Hartford, CT 06013

With a copy to:         Stanley S. Fine, Esquire.
                        Kaplan, Heyman, Greenberg, Engelman
                           & Belgrad, P.A.
                        20 S Charles Street, 10th Floor
                        Baltimore, MD 21201

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CONSULTANT:             Linda Kesterson-Saferin
                        1010 Productions, Inc.
                        1 High Meadow Road
                        Bloomfield, CT 06002

                  (c) This Agreement is personal to the parties hereto and may not be assigned, sold or otherwise conveyed by either of them, except as follows: (i) MDI may assign or sell its rights hereunder in connection with a sale of all or substantially all of the assets of MDI, provided that at the time of such sale, MDI shall be required to satisfy all payment obligations to Consultant under this Agreement, even if such payments are not yet due; and (ii) Consultant shall be permitted to assign its rights hereunder to an entity controlled at least fifty percent (50%) by Consultant, without the consent of MDI.

                  (d) The failure of any party hereto to enforce at any time any of the provisions or terms of this Agreement shall not be construed to be a waiver of such provision or term, nor of the right of any party thereafter to enforce such term or provision.

                  (e) This Agreement constitutes the entire Agreement between MDI and Consultant regarding rendering consulting services, and there are no agreements or understandings concerning such Agreement which arc not fully set forth herein or in other agreements referenced herein.

                  (f) If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the durability of enforceability of any such provision in any other jurisdiction.

                  (g) The titles of the paragraphs throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this instrument.

                  (h) Whenever any provision in this Agreement assumes a right or responsibility to MDI or Consultant after termination of this Agreement said right or responsibility shall survive the termination of this Agreement.

                  (i) MDI and Consultant acknowledge that the law firm of Kaplan, Heyman, Greenberg, Engelman & Belgrad, P.A. and Stanley S. Fine, Esquire solely represent MDI and that Consultant has been previously advised by counsel for MDI that she should obtain an independent attorney to represent her with respect to this matter. Employee is hereby on notice and is again being advised that she should obtain independent legal counsel.

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                  (j) The provisions of Paragraphs 5 through 7 inclusive and
Paragraph 11 shall survive any termination of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have signed, or caused to be signed this Consulting Agreement as a document under seal as of the date of first above written.

WITNESS:                           MEDIA DROP-IN PRODUCTIONS, INC.


/s/ Barry Weiskopf                          /s/ Steven M. Saferin
-----------------------            By:
                                      ----------------------------------
                                            Steven M. Saferin, President

                                   10120 PRODUCTIONS, INC.

/s/ Barry Weiskopf                          /s/ Linda Kesterson-Saferin
-----------------------            By:
                                      ----------------------------------
                                            Linda Kesterson-Saferin, President



                                    GUARANTY
                                    --------

         MDI Entertainment, Inc., for the purpose of inducing Consultant to enter into this Agreement, joins in this Agreement and does hereby absolutely and unconditionally guarantee to Consultant, her heirs, personal representatives and assigns, the performance of all covenants and agreements of MDI under this Agreement, including but not limited to payment of all fees, reimbursable expenses and Present Value Amount due hereunder.


                                          MDI ENTERTAINMENT, INC.



                                          By:   /s/ Steven M. Saferin
                                             -------------------------



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